Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136797
333-136797-01
Prospectus Supplement No. 1
(To Prospectus Dated August 21, 2006)

NABORS INDUSTRIES, INC.	NABORS INDUSTRIES LTD.
$2,750,000,000
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.

COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
ISSUABLE UPON EXCHANGE OF THE NOTES

GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus supplement, which supplements the prospectus filed by Nabors Industries, Inc. (the “Company”) and Nabors Industries Ltd. (“Nabors”) on August 21, 2006, will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should read and rely only on the information contained in the prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under “Incorporation By Reference.” Neither the Company, Nabors nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.
Investing in the notes or Nabors’ common shares issuable upon exchange of the notes involves risks. See “Risk Factors,” beginning on page 5 of the related prospectus.

The date of this prospectus is September 7, 2006.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Nabors by or on behalf of the selling security holders on or prior to September 6, 2006 and has not been independently verified by the Company and Nabors. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many shares of common stock that the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of	Nabors'
	Notes Beneficially	Notes	Common Shares	Number of	Number of
	Owned and Offered	Outstanding	Owned Prior to	Shares Offered	Shares Held
Name	Hereby(1)	Before Offering	the Offering(1)(2)	for Sale(3)	After Offering
Allstate Insurance Company (4)	11,000,000	*	421,494	240,043	181,450
Allstate Life Insurance Company (4)	6,500,000	*	170,374	141,843	28,530
Altima Fund SICAV PLC In Respect of Trinity Sub Fund	3,500,000	*	76,377	76,377	0
AM International E MAC 63 Ltd.	7,756,000	*	169,252	169,252	0
AM Master Fund I, LP	14,532,000	*	317,118	317,118	0
Aviva Life Insurance Co. (29)(41)	1,750,000	*	38,188	38,188	0
Bancroft IAM Limited (30)	5,000,000	*	109,110	109,110	0
Bear Stearns & Co. Inc. (5)	20,000,000	*	1,481,90	436,442	1,045,463
BNP Paribas Arbitrage (6)	17,000,000	*	370,975	370,975	0
CGNU Life Fund (31)(41)	3,200,000	*	69,830	69,830	0
Chrysler Corporation Master Retirement Trust (7)(8)	2,845,000	*	161,227	62,083	99,143
Citigroup Global Markets Inc. (9)	54,939,000	2.00%	1,198,884	1,198,884	0
Commercial Union Life Fund (32)(41)	4,000,000	*	87,288	87,288	0
Credit Suisse Securities, LLC (10)	52,545,000	1.91%	1,146,642	1,146,642	0
Delaware Public Employees Retirement System (8)(11)	1,160,000	*	65,684	25,313	40,370
Delta Airlines Master Trust — CV (8)(12)	565,000	*	33,727	12,329	21,397
Delta Pilots Disability & Survivorship Trust —CV (8)(13)	345,000	*	19,654	7,528	12,125
F.M. Kirby Foundation, Inc. (8)(14)	510,000	*	28,818	11,129	17,688
Goldman Sachs Profit Sharing Master Trust (45)	247,000	*	5,390	5,390	0
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund (33)	1,210,000	*	33,537	26,404	7,132
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (8)(15)	275,000	*	15,701	6,001	9,700
International Truck & Engine Corporation Retiree Health Benefit Trust (8)(16)	165,000	*	9,306	3,600	5,706
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (8)(17)	150,000	*	8,551	3,273	5,278
Lehman Brothers, Inc. (18)	58,000,000	2.11%	1,265,681	1,265,681	0
Lyxor/AM Investment Fund Ltd.	2,212,000	*	48,270	48,270	0
Microsoft Capital Group, L.P. (8)(19)	180,000	*	20,475	3,927	16,547
MSS Convertible Arbitrage Fund c/o TQA Investors, LLC (20)	42,000	*	916	916	0
Norwich Union Life and Pensions (34)(41)	5,600,000	*	122,203	122,203	0
OCM Convertible Trust (8)(21)	990,000	*	61,404	21,603	39,800
OCM Global Convertible Securities Fund (8)(22)	310,000	*	17,463	6,764	10,698

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of	Nabors'
	Notes Beneficially	Notes	Common Shares	Number of	Number of
	Owned and Offered	Outstanding	Owned Prior to	Shares Offered	Shares Held
Name	Hereby(1)	Before Offering	the Offering(1)(2)	for Sale(3)	After Offering
Oz Special Funding (OZMD) L.P. (35)	19,753,000	*	431,051	431,051	0
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (36)	2,300,000	*	57,323	50,190	7,132
Partner Reinsurance Company Ltd. (8)	1,590,000	*	34,697	34,697	0
Quattro Fund Ltd. (37)(44)	18,190,000	*	518,199	396,944	121,255
Quattro Multistrategy Masterfund LP (38)(44)	2,300,000	*	57,323	50,190	7,132
Qwest Occupational Health Trust (8)(23)	205,000	*	13,318	4,473	8,844
Qwest Pension Trust (8)(24)	675,000	*	38,267	14,729	23,537
RMF Umbrella SICAV (25)	1,200,000	*	26,186	26,186	0
The Travelers Indemnity Company (8)	2,530,000	*	55,209	55,209	0
TQA Master Fund Ltd. (20)	2,708,000	*	59,094	59,094	0
TQA Master Plus Fund Ltd. (20)	1,256,000		27,408	27,408	0
UnumProvident Corporation (8)(26)	380,000	*	21,416	8,292	13,124
Vanguard Convertible Securities Fund, Inc. (8)(27)	4,820,000	*	273,085	105,182	167,902
Virginia Retirement System (8)(28)	2,260,000	*	128,062	49,317	78,744
Wachovia Capital Markets LLC (39)	25,000,000	*	545,552	545,552	0
Waterstone Market Neutral MAC 51, Ltd. (40)(42)	27,885,000	*	608,509	608,509	0
Waterstone Markets Neutral Master Fund, Ltd. (40)(43)	46,615,000	1.70%	1,017,237	1,017,237	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC (20)	640,000	*	13,966	13,966	0

*	less than one percent

(1)	Includes Nabors’ common shares issuable upon exchange of the notes based on the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.” As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.

(2)	In calculating the Number of Nabors’ Common Shares Owned Prior to the Offering, we treated as outstanding the number of Nabors’ common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.

(3)	Shares selling security holders may, but are not obligated, to sell consist of Nabors’ common shares issuable upon exchange of the notes, assuming exchange of all of the holder’s notes into Nabors’ common shares at an exchange rate of 21.8221 common shares per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.”

(4)	Allstate Insurance Company (“AIC”) is a subsidiary of Allstate Corporation, which is a publicly traded company on the New York Stock Exchange. AIC is the parent company of Allstate Life Insurance Company (“ALIC”). AIC, directly and through its subsidiaries, is one of the largest property and liability insurance companies in the United States. ALIC, directly and through its subsidiaries, is one of the 20 largest writers of life insurance and annuity products in the United States. Allstate Investments LLC, an affiliate of AIC and ALIC, is the investment manager for these entities. The Public Equity Group of Allstate Investments, LLC, which has responsibility for the respective securities, is not aware of any positions, offices or other material relationships involving AIC or its subsidiaries which should be disclosed in response to the questions contained in the selling security holder questionnaire. No independent investigation has been made, however, as to whether there are or may have been any such transactions as a result of insurance activities, business or marketing relationships, or investment activities of other groups or divisions or actions with respect to or by such investee companies. AIC and ALIC are affiliates of registered broker-dealers. ALIC owns a 50% equity interest in Allstate Distributors, LLC and ALFS, Inc. and Allstate Financial Services LLC, are wholly-owned subsidiaries of ALIC. These entities are NASD members.

The number of Nabors’ Common Shares Owned Prior to the Offering by Allstate Insurance Company includes $5,750,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes) and 17,400 shares of Nabors’ common shares.

The number of Nabors’ Common Shares Owned Prior to the Offering by Allstate Life Insurance Company includes $1,000,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(5)	The number of Nabors’ Common Shares Owned Prior to the Offering by Bear Stearns & Co. Inc. (“Bear Stearns”) includes 1,045,463 shares of Nabors’ common shares. Bear Stearns is a subsidiary of The Bear Stearns Companies Inc., a publicly traded company on the New York Stock Exchange, and has identified itself as a broker-dealer.

(6)	BNP Paribas Arbitrage is a subsidiary of BNP Paribas, SA, a publicly-held entity and investment company registered under the Investment Company Act of 1940, and an affiliate of BNP Paribas Securities Corp., a NASD member.

(7)	The number of Nabors’ Common Shares Owned Prior to the Offering by Chrysler Corporation Master Retirement Trust includes $3,475,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(8)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the respective securities. Inasmuch as Oaktree may not be aware of all of the investment and other activities of the selling security holders, its responses to the selling security holder Questionnaire is based solely upon Oaktree’s actual knowledge as of the date thereof, without any inquiry.

(9)	Citigroup Global Markets, Inc. (“Citigroup”) is a subsidiary of Citigroup Inc., a publicly-held entity and has identified itself as a broker-dealer. Citigroup participated as co-book runner for the private offering of the securities.

(10)	Credit Suisse Securities LLC has identified itself as a broker-dealer. Jeff Andreski holds voting control and disposition power over the respective securities.

(11)	The number of Nabors’ Common Shares Owned Prior to the Offering by Delaware Public Employees Retirement System includes $1,415,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(12)	The number of Nabors’ Common Shares Owned Prior to the Offering by Delta Air Lines Master Trust — CV includes $750,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(13)	The number of Nabors’ Common Shares Owned Prior to the Offering by Delta Pilots Disability & Survivorship Trust — CV includes $425,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(14)	The number of Nabors’ Common Shares Owned Prior to the Offering by F.M. Kirby Foundation, Inc. includes $620,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(15)	The number of Nabors’ Common Shares Owned Prior to the Offering by International Truck & Engine Corporation Non-Contributory Retirement Plan Trust includes $340,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(16)	The number of Nabors’ Common Shares Owned Prior to the Offering International Truck & Engine Corporation Retiree Health Benefit Trust includes $200,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(17)	The number of Nabors’ Common Shares Owned Prior to the Offering by International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust includes $185,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(18)	Lehman Brothers Inc. identified itself as a publicly-held entity, a broker-dealer and an investment company registered under the Investment Company Act of 1940, as amended.

(19)	The number of Nabors’ Common Shares Owned Prior to the Offering by Microsoft Capital Group, L.P. includes $580,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(20)	TQA Investors, LLC is the investment advisor for the selling security holders.

(21)	The number of Nabors’ Common Shares Owned Prior to the Offering by OCM Convertible Trust includes $1,395,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(22)	The number of Nabors’ Common Shares Owned Prior to the Offering by OCM Global Convertible Securities Fund includes $375,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(23)	The number of Nabors’ Common Shares Owned Prior to the Offering by Qwest Occupational Health Trust includes $310,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(24)	The number of Nabors’ Common Shares Owned Prior to the Offering by Qwest Pension Trust includes $825,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(25)	RMF Umbrella SICAV is a self-contained open ended investment fund founded under the laws of Luxembourg. It has no management company or single controlling shareholder. It issues shares of equal value and equal voting power. It is controlled by all of its shareholders.

(26)	The number of Nabors’ Common Shares Owned Prior to the Offering by UnumProvident Corporation includes $460,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(27)	The number of Nabors’ Common Shares Owned Prior to the Offering by Vanguard Convertible Securities Fund, Inc. includes $5,885,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(28)	The number of Nabors’ Common Shares Owned Prior to the Offering by Virginia Retirement System includes $2,760,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(29)	Aviva Life Insurance Company is a subsidiary of Aviva PLC, which is a publicly-traded company on the London Stock Exchange. Aviva PLC has identified itself as an investment company registered under the Investment Company Act of 1940, as amended.

(30)	An affiliate of Bancroft IAM Limited is a NASD member. Silverback Asset Management, LLC holds voting control and disposition power over the respective securities.

(31)	CGNU Life Fund has identified itself as a publicly-held entity.

(32)	Commercial Union Life Fund has identified itself as a publicly-held entity and an investment company registered under the Investment Company Act of 1940, as amended.

(33)	The number of Nabors’ Common Shares Owned Prior to the Offering by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund includes $250,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Gary Crowdek holds voting control and disposition power over the respective securities.

(34)	Norwich Union Life and Pensions has identified itself as a publicly-held entity and an investment company registered under the

Investment Company Act of 1940, as amended.

(35)	Daniel S. Och, as Senior Managing Member of Och-Ziff Associates, LLC, the Managing Member of OZ Special Funding (OZMD) GP, Ltd., the General Partner of the selling security holder, may be deemed to have voting and/or investment control of the securities held by the selling security holder.

(36)	The number of Nabors’ Common Shares Owned Prior to the Offering by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro fund includes $250,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Mark Rowe, Felix Haldnek, Michael Fitchet and Denis O’Malley hold voting control and disposition power over the respective securities.

(37)	The number of Nabors’ Common Shares Owned Prior to the Offering by Quattro Fund Ltd. includes $4,250,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(38)	The number of Nabors’ Common Shares Owned Prior to the Offering by Quattro Multistrategy Masterfund LP includes $250,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(39)	Wachovia Capital Markets LLC (“Wachovia”) is a subsidiary of Wachovia Corp., which is a publicly traded company on the New York Stock Exchange. Wachovia has identified itself as a broker dealer and an investment company registered under the Investment Company Act of 1940, as amended.

(40)	Shawn Bergerson holds voting control and disposition power over the respective securities.

(41)	David Clott holds voting control and disposition power over the respective securities.

(42)	The number of Nabors’ Common Shares Owned Prior to the Offering by Waterstone Market Neutral MAC 51 Ltd. includes $5,614,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(43)	The number of Nabors’ Common Shares Owned Prior to the Offering by Waterstone Market Neutral Master Fund, Ltd. includes $9,386,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes).

(44)	Andrew Kaplan, Brian Swain and Louis Napoli hold voting control and disposition power over the respective securities.

(45)	Selling security holder is an affiliate of Goldman Sachs & Co. Daniel S. Och, Senior Managing Member of OZ Management, LLC, Investment Manager of the selling security holder may be deemed to have investment and/or voting control of the securities held by the selling security holder.